UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 14, 2014

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24843 (Commission File Number)	47-0810385 (IRS Employer Identification No.)

1004 Farnam Street, Suite 400, Omaha, Nebraska	68102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 444-1630

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 14, 2014, Timothy Francis voluntarily resigned as Chief Financial Officer of The Burlington Capital Group LLC (“Burlington”), the company that acts as the general partner of the general partner of America First Multifamily Investors, L.P. (the “Registrant”), effective as of May 30, 2014. In that capacity, Mr. Francis also acts as the Registrant's Chief Financial Officer. Mr. Francis has resigned in order to pursue other opportunities and the departure is not related to any disagreement with Burlington or the Registrant regarding any financial, accounting, or other matters.

In conjunction with Mr. Francis’ departure, on May 14, 2014 the Board of Managers of Burlington appointed Mark A. Hiatt as interim Chief Financial Officer of Burlington and the Registrant until such time as they appoint a permanent replacement. Mr. Hiatt’s appointment as interim Chief Financial Officer becomes effective as of May 30, 2014.

Mr. Hiatt, who is 53 years old, also currently serves as the Chief Operating Officer of Burlington and the Chief Executive Officer of the Registrant.  Mr. Hiatt has been employed by Burlington since 1987 in various capacities, and also currently serves as the President of America First Real Estate Group, the real estate operating division of Burlington.  He has previously served as Chief Operating Officer and Chief Financial Officer of Burlington, and also as the Chief Operating Officer for America First Properties Management Company, L.L.C.  Prior to joining Burlington Capital Group, Mr. Hiatt was Director of Finance, from 1984 to 1987, for J.L. Brandeis & Sons and, from 1982 to 1984, he was a senior accountant with Arthur Andersen & Co. Mr. Hiatt has a Bachelor of Arts in Accounting and Finance from Hastings College and is a Certified Public Accountant. Mr. Hiatt did not enter into any plan, contract, or arrangement to receive any additional compensation in respect of his assumption of the Chief Financial Officer duties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 19, 2014
AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

By:    /s/ Mark A. Hiatt
Mark A. Hiatt, President